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                       CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 21, 1997, with respect to the statements of cellular revenue and direct operating expenses of Maryland RSA 2 included in
the Registration Statement (Form S-4, No. 333-    ) and the related
Prospectus of Dobson Communications Corporation to be filed on or about March 20, 1997 for the registration $160,000,000 of its 11 3/4% Senior Notes due 2007.


                                       ERNST & YOUNG LLP

San Antonio, Texas
March 19, 1997